Exhibit 99.1

The ONE Group Announces First Quarter 2014 Results

New York, NY – May 15, 2014 – Committed Capital Acquisition Corporation, and its wholly-owned subsidiary The ONE Group, LLC (collectively, “The ONE Group” or “the Company”) (OTCQB: STKS), today announced financial results for the first quarter ended March 31, 2014.

Highlights for the first quarter ended March 31, 2014 were as follows:

•	Total revenue was $10.3 million;

•	Total food and beverage sales at owned and managed units* increased 7.4% to $29.1 million;

•	Comparable sales for owned STK units increased 5.2% during the quarter;

•	Management and incentive fee revenues increased 33% to $2.1 million during the quarter;

•	GAAP net loss for the quarter was $1.0 million. Adjusted net income for the quarter was $181,920, or $0.01 per share, compared to adjusted net income of $1.5 million, or $0.13 per share, for the same period last year**; and

•	Adjusted EBITDA was $1.0 million compared to $1.8 million for the same period last year***.

*Total food and beverage sales at owned and managed units, a non-GAAP measure, represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. For a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units and a discussion of why we consider it useful, see the financial information accompanying this release.

** Adjusted net income, a non-GAAP measure, represents net income before loss from discontinued operations, non-recurring gains, non-cash impairment losses, and non-recurring acceleration of depreciation. For a reconciliation of adjusted net income to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

*** Adjusted EBITDA, a non-GAAP measure, represents net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. For a reconciliation of adjusted EBITDA to the most directly comparable financial measure presented in accordance with GAAP and a discussion of why we consider it useful, see the financial information accompanying this release.

Jonathan Segal, CEO of The ONE Group said, “Despite the challenging consumer and competitive environment, The ONE Group had strong first quarter achievements and set the stage for future performance gains and earnings growth. We believe that we have positioned ourselves as leaders in the high-end restaurant and hospitality segment which provides for us a strong foundation to grow the business worldwide."

Segal continued, “In April, we opened an STK in Washington D.C. and during the fourth quarter of this year we plan to reopen STK in Miami. The reopening of the Miami location is outside of our control and dependent on the construction schedule of the hotel where the restaurant is located. We have signed the lease for a new STK in the Downtown Disney retail and entertainment project in Orlando, Florida that is currently expected to open in 2015. We continue to work towards securing leases for new STK restaurants. We are also working to launch Rebel by STK, a spin-off brand, in 2015 to address markets where an STK would not be ideal. Additionally, we are confident that the strength of STK provides synergistic and complementary hospitality opportunities for our Food and Beverage business. As we look ahead, we remain optimistic as to what 2014 and beyond holds for our business."

First Quarter 2014 Financial Results

Total owned unit net revenues were $8.2 million in the first quarter of 2014 compared to $9.4 million in the first quarter of 2013. The decrease was primarily due to the temporary closure and renovation of The Perry Hotel in Miami in which the Company operates an STK restaurant. Comparable sales from owned and managed STK units increased 5.2% for the quarter.

Management and incentive fee revenues were $2.1 million in the first quarter of 2014, a 33% increase compared to $1.6 million in the prior year’s quarter. The increase was driven primarily by an increase in the incentive fee percentage that the Company receives from STK in Las Vegas as well as a full three months of operations at the ME Hotel and Hippodrome Casino in London.

Total food and beverage sales at owned and managed units increased 7.4% to $29.1 million compared to $27.1 million in the first quarter of 2013.

In the first quarter of 2014, the Company reported a net loss attributable to The ONE Group of $0.7 million compared to a net income of $0.1 million in the first quarter of 2013. During the first quarter of 2014 the Company recorded a $48,000 derivative expense that is related to the potential exercise of our publicly traded warrants and stock based compensation of approximately $72,000. Excluding these one-time expenses and charges and discontinued operations, adjusted EBITDA for the first quarter of 2014 was $1.0 million compared to adjusted EBITDA of $1.8 million in the first quarter of 2013.

Adjusted net income for the quarter was $181,920, or $0.01 per share, compared to adjusted net income of $1.5 million, or $0.13 per share, in 2013.

Development Update

In April 2014, the Company opened its newest STK restaurant in Washington D.C. During the first quarter of 2014, the Company entered into a lease agreement with Walt Disney Parks and Resorts U.S., Inc. with respect to the opening of an STK restaurant in Orlando, Florida. The new restaurant is expected to open in 2015.

Conference Call

The Company will host a conference call to discuss first quarter 2014 financial results today at 5:00 PM Eastern Time. Hosting the call will be Jonathan Segal, Chief Executive Officer, and Sam Goldfinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 877-407-3982 or for international callers by dialing 201-493-6780. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 13582347. The replay will be available until June 15, 2014.

About The ONE Group

The ONE Group develops and operates upscale, high-energy restaurants and lounges and provides “ONExperience”, a turn-key food and beverage service for hospitality venues including boutique hotels, casinos and other high-end locations in the United States and United Kingdom. The ONE Group’s primary restaurant brand is STK®, which is a unique steakhouse concept with locations in major metropolitan cities throughout the U.S. and in London. STK artfully blends two concepts, the modern steakhouse and a chic lounge, into one offering a high-energy, fine dining experience with the superior quality of a traditional steakhouse. The ONE Group’s food and beverage hospitality services business provides the development, management and operations for premier restaurants and turn-key food and beverage services at high-end boutique hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward looking statements, including but not limited to, (1) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain its key employees; (2) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (3) changes in applicable laws or regulations; (4) the possibility that the ONE Group may be adversely affected by other economic, business, and/or competitive factors; and (5) other risks and uncertainties indicated from time to time in filings with the SEC by Committed Capital, including our Annual Report on Form 10-K filed on April 1, 2014.

Investors are referred to the most recent reports filed with the SEC by Committed Capital. Investors are cautioned not to place undue reliance upon any forward looking statements, which speak only as of the date made, and The ONE Group and Committed Capital undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Results of Operations (in thousands, except share and per share data)

The following table sets forth certain statements of income data for the periods indicated:

	For the Quarter Ended March 31,
	2014	2013
	(unaudited)	(unaudited)

Revenues:
Owned unit net revenues	$8,153.9	$9,386.8
Management and incentive fee revenue	2,119.0	1,595.2
Total revenue	10,272.9	10,982.0

Cost and expenses:
Owned operating expenses:
Food and beverage costs	2,145.0	2,442.2
Unit operating expenses	5,455.8	5,457.7
General and administrative	1,907.3	883.7
Depreciation and amortization	323.8	476.0
Management and royalty fees	21.1	20.2
Pre-opening expenses	246.3	39.8
Equity in income of investee companies	(114.4)	(233.1)
Derivative expense	48.0	-
Interest expense, net of interest income	18.9	154.6
Other loss (income)	101.5	(47.1)

Total cost and expenses	10,153.3	9,194.2

Income from continuing operations before provision for income taxes	119.6	1,787.8

Provision for income taxes	235.2	48.4

(Loss) income from continuing operations	(115.6)	1,739.4

Loss from discontinued operations, net of taxes	(925.2)	(1,892.7)

Net loss	(1,040.8)	(153.3)
Less: net loss attributable to noncontrolling interest	(319.0)	(241.5)

Net (loss) income attributable to THE ONE GROUP	(721.8)	88.1

Other comprehensive income
Currency translation adjustment	20.5	67.2

Comprehensive (loss) income	$(701.3)	$155.3

Balance Sheet (in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,239.7	$11,681.1
Accounts receivable, net	3,439.2	2,923.8
Inventory	808.4	978.4
Other current assets	890.9	833.0
Due from related parties	321.3	245.3
Total current assets	14,699.4	16,661.5

Property & equipment, net	14,756.2	13,445.4
Investments	2,582.9	2,539.3
Deferred tax assets	92.4	232.7
Other assets	1,436.4	1,333.4
Security deposits	882.1	984.7
Total assets	$34,449.3	$35,196.9

Liabilities and Stockholders’ Equity
Current liabilities:
Cash overdraft	$409.5	$256.8
Notes payable, current portion	10.0	15.0
Line of credit	4,354.0	4,316.9
Accounts payable	2,194.6	2,706.0
Accrued expenses	3,551.2	3,137.2
Due to related parties	28.7	28.0
Deferred revenue	76.1	27.5
Total current liabilities	10,624.1	10,487.4

Other long-term liabilities	39.8	39.8
Derivative liability	10,143.0	10,095.0
Deferred rent payable	6,461.5	6,348.1
Total liabilities	27,268.4	26,970.3

Stockholders’ equity	7,289.9	7,919.0
Noncontrolling interest	(109.0)	307.6
Total stockholders’ equity including noncontrolling interest	7,180.9	8,226.6

Total Liabilities and Stockholders’ Equity	$34,449.3	$35,196.9

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units, adjusted net income and adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. We believe that this measure also represents a useful internal measure of performance. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the Quarter Ended March 31,
	2014	2013
	(unaudited)	(unaudited)

Owned Unit Net Revenues (a)	$8,153.9	$9,386.8
Management and Incentive Fee Revenue	2,119.0	1,595.2
GAAP Revenues	10,272.9	10,982.0

Food and Beverage Sales from Managed Units (a)	20,823.5	17,000.9

Food and Beverage Sales from Discontinued Operations (a)	102.3	699.9

Total Food and Beverage sales at Owned and Managed Units	$29,079.7	$27,087.5

(a) Components of Total Food & Beverage Sales at Owned and Managed Units

Adjusted EBITDA. We define adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, deferred rent, pre-opening expenses, non-recurring gains and losses and losses from discontinued operations. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that adjusted EBITDA is a more appropriate measure of operating performance, as it provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use adjusted EBITDA, alongside other GAAP measures such as net income (loss), to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period and company to company.

The following table presents a reconciliation of net income to EBITDA and adjusted EBITDA for the periods indicated (in thousands):

	For the Quarter Ended March 31,
	2014	2013
	(unaudited)	(unaudited)

ADJUSTED EBITDA:
Net (loss) income attributable to TOG	$(721.8)	$88.1
Net Loss attributable to noncontrolling interest	(319.0)	(241.5)
Net loss	(1,040.8)	(153.3)
Interest	18.9	154.6
Income Taxes	235.2	48.4
Depreciation	323.8	476.0
Deferred Rent (1)	108.9	(162.0)
Preopening Expenses	246.3	39.8
Loss from discontinued operations	925.2	1,892.7
Derivative expense	48.0	-
Stock based compensation	72.2	-

ADJUSTED EBITDA	937.8	2,296.3

Non-controlling EBITDA	(72.8)	488.2

CCAC EBITDA	$1,010.6	$1,808.1

(1)	Deferred rent is included in occupancy expense on the statement of income.

Adjusted Net Income. We define adjusted net income as net income before loss from discontinued operations, non-recurring gains, non-cash impairment losses, and non-recurring acceleration of depreciation. Adjusted net income has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Adjusted net income has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

We believe that adjusted net income provides a clearer picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business.

The following table presents a reconciliation of net income to adjusted net income for the periods indicated (in thousands, except share and per share data):

	For the Quarter Ended March 31,
	2014	2013
	(unaudited)	(unaudited)

ADJUSTED NET INCOME:

Net (loss) income attributable to TOG	$(721.8)	$88.1
Net Loss attributable to noncontrolling interest	(319.0)	(241.5)
Net loss	(1,040.8)	(153.3)
Loss from discontinued operations	925.2	1,892.7
Derivative expense	48.0	-
Stock based compensation	72.2	-

Adjusted net income	4.6	1,739.4

Non-controlling net income (loss)	(177.3)	271.6

CCAC adjusted net income	$181.9	$1,467.8

Adjusted net income per share	$0.01	$0.13
Shares outstanding	24,946,668	11,631,400

Investor Contact:

Don Duffy, ICR or

Fitzhugh Taylor, ICR

(203) 682-8200

Media Contact:

Phil Denning, ICR

(203) 682-8246

Kristina Jorge, ICR

(646) 277-1234